Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

CNO Financial Group Announces Executive Leadership Changes
Mike Heard Named President of Washington National
Gerardo Monroy Named Chief Marketing Officer
Joel Schwartz Named President of Colonial Penn

CARMEL, Ind., March 21, 2017 - CNO Financial Group, Inc. (NYSE: CNO) today announced several executive leadership changes designed to accelerate the company’s strategic growth, further strengthen the enterprise, and position the organization for continued success.

Mike Heard has been appointed President of the Washington National segment. Heard, who served previously as Senior Vice President of Enterprise Operations for CNO, replaces Barbara Stewart, who has left the organization to pursue other opportunities. Prior to joining CNO in 2013, Heard spent eight years at Genworth Financial in senior leadership positions, most recently as Senior Vice President, Business Strategy & Product Support, and has held a variety of claims, service, and operations roles for GE Financial. He earned both an MS and BS in Industrial Engineering from Purdue University. In the interim, Jean Linnenbringer, Vice President, Customer Service, will assume responsibilities for Enterprise Operations.

Gerardo Monroy has been appointed Chief Marketing Officer and will lead CNO's enterprise Marketing and Communications team. He replaces Chris Campbell, who formerly led the Marketing and Communications team. Monroy served previously as President of Colonial Penn. Prior to that, he served as Vice President of the long-term care business for CNO's Bankers Life segment. He joined CNO in 2001 and has had previous executive assignments in marketing, distribution, and strategy. He earned a BA in Accounting from Universidad Iberoamericana in Mexico City, and an MBA from Harvard University.

Joel Schwartz has been appointed President of the Colonial Penn segment. Schwartz served previously as Vice President, Finance and Administration for Colonial Penn. He joined CNO in 2014, after serving as Senior Vice President and CFO for Lincoln Financial Distributors, a division of Lincoln Financial Group. He earned a BS in Business Administration from Villanova University.

"These senior leadership changes fully support CNO’s strategy and focus on growing our businesses to meet middle-income America’s needs for financial security in retirement,” said Gary Bhojwani, President of CNO. “CNO's investment and commitment to talent development has allowed us to promote strong internal leaders into these key executive positions. Mike, Gerardo and Joel all possess the talent, expertise, and proven leadership to enhance our senior team, and will continue to allow us to navigate the many opportunities ahead for CNO. We thank Barb Stewart and Chris Campbell for their contributions to CNO and wish them well."

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

Contacts:
Media:
Barbara Ciesemier
312-396-7461
barbara.ciesemier@cnoinc.com

Investors:
Adam Auvil
317-817-6310
adam.auvil@cnoinc.com

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